Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800
February 25, 2025
Olo Inc.
285 Fulton Street
One World Trade Center, 82nd Floor
New York, NY 10007
Re: Securities Being Registered under Registration Statement on Form S-8
We have acted as counsel to Olo Inc., a Delaware corporation (the “Company”) in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 9,453,499 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”), consisting of (a) 8,297,143 shares of Class A Common Stock that may be issued pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (b) 1,156,356 shares of Class A Common Stock that may be issued pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP” and together with the 2021 Plan, the “Plans”).
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
For purposes of the opinion set forth below, we have assumed that, at the time Shares are issued, the total number of then unissued Shares, when added to the number of shares of Class A Common Stock issued, subscribed for, or otherwise committed to be issued, does not exceed the number of shares of Class A Common Stock authorized by the Company’s certificate of incorporation, as amended.
The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP